UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2009

PLAINSCAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Texas	000-53629	75-2182440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2323 Victory Avenue, Suite 1400, Dallas, Texas 75219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (214) 252-4000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On September 14, 2009, the Board of Directors (the “Board”) of PlainsCapital Corporation, a Texas corporation (the “Company”), received and accepted a letter of resignation from service on the Board from each of Giles Dalby, Mark Griffin, Robert King, Ted Rushing, and Michael Seger. These letters did not contain any statements describing disagreements with the Company related to its operations, policies or practices, nor did any disagreements lead to the resignation of any of these directors. The resignations of these directors were each effective as of September 14, 2009.

To fill the vacancies created by these resignations, effective September 14, 2009, the Board appointed Charlotte Jones Anderson, Tracy A. Bolt, Andrew J. Littlefair, Michael T. McGuire and A. Haag Sherman as members of the Board.

Charlotte Jones Anderson, age 43, currently serves as Executive Vice President Brand Management and President of Charities for the Dallas Cowboys Football Club, Ltd., a National Football League team. She has worked in various capacities for the Dallas Cowboys organization since 1990. A native of Little Rock, Arkansas, Ms. Anderson is a graduate of Stanford University where she earned a Bachelor of Science degree in human biology. Ms. Anderson is actively involved with a number of charitable and philanthropic organizations, including The Boys and Girls Clubs of America (regional trustee), the Salvation Army (board of directors), The Rise School (board of directors), the Southwest Medical Foundation (board of directors), the Dallas Symphony (board of directors), and the President’s Advisory Counsel for The Dallas Center for Performing Arts Foundation. Ms. Anderson currently serves on the Nominating and Corporate Governance Committee of the Board.

Tracy A. Bolt, age 45, co-founded in 1994 Hartman Leito & Bolt, LLP, an accounting and consulting firm based in Fort Worth, Texas, where he serves as a partner and is a member of that firm’s executive and compensation committee. Mr. Bolt holds a Bachelor of Science and Master of Science from the University of North Texas, and he is a certified public accountant. He currently serves as a board member and member of the executive committee for Community In School, is currently a board member of the University of North Texas Accounting Advisory Board and is currently a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Bolt serves as the chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board.

Andrew J. Littlefair, age 48, co-founded Clean Energy Fuels Corp., a provider of compressed and liquefied natural gas in the United States and Canada that is publicly traded on the NASDAQ Global Select Market, and has served as that company’s President, Chief Executive Officer and a director since 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp., and from 1987 to 1996, he served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. Mr. Littlefair serves on the board of directors of Westport Innovations Inc., a Canadian company publicly traded on the NASDAQ Global Market, and he is currently Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles. He earned a B.A. in Political Science from the University of Southern California. Mr. Littlefair serves as a member of each of the Compensation and Nominating and Corporate Governance Committees of the Board.

Michael T. McGuire, age 45, currently serves as Executive Vice President of Marketing, Brand Management, and Information Technology at Andrews Distributing Company, a beverage distribution company, and has served on that company’s leadership team since July 2002. Mr. McGuire previously worked at EMC Corporation, a Fortune 500 technology company. Mr. McGuire earned his undergraduate degree in Marketing from Boston College’s Carroll School of Management, and graduated with highest honors from Southern Methodist University’s Executive MBA Program at the Cox School of Business in 2005 with a concentration in finance. He is a member of the national MBA honors association Beta Gamma Sigma. Mr. McGuire serves as a member of each of the Audit and Nominating and Corporate Governance Committees of the Board.

A. Haag Sherman, age 43, co-founded and currently serves as Managing Partner and Chief Investment Officer of Salient Partners, L.P., an investment firm based in Houston, Texas. Mr. Sherman has served in various executive capacities with Salient Partners since 2002. Mr. Sherman is an honors graduate of the University of Texas School of Law and a cum laude graduate of Baylor University. He is a certified public accountant and a member of the State Bar of Texas. Mr. Sherman serves as the chairman of the Compensation Committee of the Board and as a member of the Audit Committee of the Board.

PlainsCapital Bank, a wholly-owned subsidiary of the Company, has had, and may be expected to have in the future, lending relationships in the ordinary course of business with our directors, members of their immediate families and affiliated companies with which they are employed or in which they are principal equity holders. In our management’s opinion, the lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.

In 2007, PlainsCapital Bank contracted with Cowboys Stadium, L.P., a company affiliated with the employer of Ms. Anderson, for the 20-year lease of a suite at Cowboys Stadium beginning in 2009. Pursuant to the lease agreement, PlainsCapital Bank has agreed to pay Cowboys Stadium, L.P. annual payments of $500,000, subject to possible annual escalations, not to exceed 3% per year, beginning with the tenth year of the lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINSCAPITAL CORPORATION

Date: September 18, 2009	By:	/s/ Allen Custard
	Name:	Allen Custard
	Title:	Executive Vice President and Chief Financial Officer